Exhibit 99.1

Contact:
Nicole Foderaro	Carolyn Wang
Director, Corporate	WeissComm Partners, Inc.
Communications & IR	415-225-5050
650-517-8472	carolyn@weisscommpartners.com
nfoderaro@nuvelo.com

NUVELO RESUMES DEVELOPMENT OF ALFIMEPRASE IN MULTIPLE BLOOD-CLOT RELATED INDICATIONS

—Clinical Proof-of-Concept Stroke Trial, Catheter Occlusion Trial and Preclinical Studies in

Acute PAO to Begin in Second Half of 2007—

—Update to Financial Guidance Provided—

SAN CARLOS, Calif., June 26, 2007 – Nuvelo, Inc. (Nasdaq: NUVO) today announced that it will resume development of alfimeprase, its lead investigational product candidate for the potential treatment of multiple blood clot-related disorders, such as acute ischemic stroke, catheter occlusion (CO) and acute peripheral arterial occlusion (PAO). In addition, Nuvelo and Bayer HealthCare have agreed to terminate their collaboration.

Nuvelo has agreed to waive Bayer’s obligation to provide Nuvelo twelve-months’ notice of termination in consideration of Bayer’s agreement to pay Nuvelo a lump sum of $15 million. Nuvelo has also granted Bayer the one-time option to reacquire rights to alfimeprase upon the initiation of a pivotal stroke trial, on the same terms as the original agreement with the addition of a $15 million option exercise payment from Bayer.

“Based on our review of all clinical data and extensive consultations with Data Safety Monitoring Boards, study steering committees and regulatory authorities, we believe that alfimeprase has the potential to offer many benefits, and we remain committed to its development,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “Therapeutic options for stroke patients are limited, and stroke remains the third leading cause of death in the United States and a leading cause of severe, long-term disability. We believe that a safer, more efficacious intra-arterial therapy can change the treatment paradigm for these patients and that a product candidate such as alfimeprase holds the potential to rapidly restore flow and expand the treatment window beyond the current three-hour time frame.”

“Alfimeprase holds the potential to offer direct and rapid dissolution of blood clots while keeping its activity localized to the site of delivery,” said Dr. Randy Higashida, clinical professor of radiology, neurosurgery, neurology, and anesthesia, and chief of interventional neuroradiology at the University of California, San Francisco Medical Center. “We look forward to conducting this proof-of-concept trial in stroke to determine whether these novel characteristics will translate into positive study outcomes.”

201 Industrial Road, San Carlos, CA 94070	tel: 650/517-8000	fax: 650/517-8001	www.nuvelo.com

The Phase 2 CARNEROS-1 (Catheter Directed Alfimeprase for Restoration of Neurologic Function and Rapid Opening of Arteries in Stroke) proof-of-concept trial with alfimeprase in acute ischemic stroke is expected to begin in the second half of 2007. CARNEROS-1 is a multi-center, open-label, dose escalation study beginning with doses of 1 mg, 5 mg and 10 mg, that will enroll approximately 100 patients within 3-9 hours of stroke onset.

Catheter Occlusion

Going forward, Nuvelo is investigating whether a single, higher, more concentrated dose of alfimeprase would generate results it believes are necessary for commercial success in CO. Nuvelo therefore plans to re-initiate the SONOMA-3 trial in the second half of 2007 with a modified protocol, evaluating a single, higher dose (10 mg) and concentration (5 mg/mL) of alfimeprase in up to 100 patients.

Data from the first Phase 3 trial in the CO program, SONOMA-2, showed that alfimeprase restored catheter function in patients with occluded catheters within 15 minutes with a p-value of 0.022. It did not, however, meet the more stringent p-value required for a single pivotal trial, less than 0.00125, nor did it meet the company’s target product profile for commercial success.

Acute Peripheral Arterial Occlusion

Nuvelo has concluded that the delivery method for alfimeprase in its acute PAO program is suboptimal. Nuvelo will close the suspended NAPA-3 trial and plans to initiate preclinical studies focused on identifying optimized delivery methods in acute PAO in the second half of 2007.

Data from the Phase 3 acute PAO trial, NAPA-2, indicates that efficacy could potentially be enhanced by maintaining alfimeprase longer at the site of thrombus; for example, a greater treatment effect was achieved when treating larger clots and in situations where alfimeprase was able to stay in the clot longer. With regard to safety, the NAPA-3 study, unlike NAPA-2, did not show a difference in overall adverse events, or bleeding, in the alfimeprase arm compared to the placebo arm. In both studies hypotension and peripheral embolism were seen more commonly in the alfimeprase-treated patients.

Update to Financial Guidance

For the first half of 2007, in anticipation of a mid-year update on alfimeprase development, Nuvelo provided guidance that it expected both operating expenses and net cash used in operating activities to be in the range of $30 to $35 million for the six month period. Factoring in the revised development plans for alfimeprase described above and the change in its collaboration with Bayer, Nuvelo expects that both operating expenses and net cash used in operating activities will not exceed this same range for the second half of 2007. The company expects to provide further clarification with respect to operating expenses and use of cash as well as the accounting treatment of the Bayer payments made to Nuvelo on its second quarter earnings release conference call.

201 Industrial Road, San Carlos, CA 94070	tel: 650/517-8000	fax: 650/517-8001	www.nuvelo.com

About Alfimeprase

Alfimeprase is a recombinant direct acting fibrinolytic (rDAF) that has the potential to rapidly dissolve blood clots through a unique mechanism of action — it directly degrades fibrin, a protein that provides the scaffolding for blood clots. In addition, alfimeprase’s thrombolytic activity appears to be localized to the site of delivery because it is rapidly inactivated by alpha-2 macroglobulin, a naturally occurring protein in the blood, as it moves away from the site of delivery and into the general blood circulation.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 800-659-2056 for domestic callers and 617-614-2714 for international callers and reference conference passcode, 96975177. A telephone replay of the conference call will be available through July 10, 2007. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference conference passcode, 52668084. In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs: alfimeprase, a direct-acting thrombolytic in development for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex that completed Phase 2 clinical development in acute coronary syndromes; and preclinical candidate NU172, a direct thrombin inhibitor for use as a short-acting anticoagulant during medical procedures. Nuvelo is also advancing an emerging oncology pipeline, which includes NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis and inflammatory bowel disease, as well as rNAPc2 for potential use as a cancer therapy. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

201 Industrial Road, San Carlos, CA 94070	tel: 650/517-8000	fax: 650/517-8001	www.nuvelo.com

This press release contains “forward-looking statements” regarding the timing and progress of Nuvelo’s clinical programs, including the timing of the availability of data from Nuvelo’s Phase 3 alfimeprase trials, the potential improvement or benefit that current and future clinical trial programs may demonstrate, and our anticipated revenues, operating expenses and net cash used in operations, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s Annual Report on Form 10-Q for the quarter ended March 31, 2007 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

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201 Industrial Road, San Carlos, CA 94070	tel: 650/517-8000	fax: 650/517-8001	www.nuvelo.com